Exhibit 5.1

Eros International PLC

Fort Anne

Douglas

Isle of Man

IM1 5PD

British Isles

Dear Sirs

The offer (the “Offer”) by Eros International PLC (the “Company”) of [insert number] A Ordinary Shares of £0.10 each (the “New Shares”) and the sale by certain shareholders (the “Selling Shareholders”) of [insert number] A Ordinary Shares of £0.10 each (the “Sale Shares”).

Preliminary

1.	We are a firm of advocates practising the laws of the Isle of Man and are qualified to give you this legal opinion under Isle of Man law.

Documents Examined

2.	For the purposes of this legal opinion, we have examined copies of the following documents (but no others):

2.1	a prospectus dated [insert date] issued by the Company in respect of the Offer (the “Prospectus”);

2.2	the Memorandum and Articles of Association of the Company appearing on the file of the Company maintained by the Registrar of Companies (the “Registrar”) appointed pursuant to the Companies Act 2006 on [insert date] (the “Search Date”);

2.3	a circular to the members of the Company dated [insert date] attached to which is a notice convening an [annual/extraordinary] general meeting of the Company (the “Notice”); and

2.4	the minutes of a meeting of the board of directors of the Company held on [insert date] (the “Minutes”).

Search

On the Search Date we procured a search of the file maintained by the Registrar in relation to the Company. Please note that our search only reflected documentation which had been processed by the Registrar and placed on the Company’s file and did not reflect matters which had been lodged for registration, but had not been placed on such file.

Isle of Man Law

4.	We have not investigated the laws of any jurisdiction other than the Isle of Man and this opinion is given only with respect to the currently applicable laws of the Isle of Man and is given on the basis that it will be governed by and construed in accordance with such laws.

Assumptions

5.	For the purposes of giving this legal opinion, we have assumed:

5.1	the genuineness of all signatures; the capacity of all signatories; the authenticity and completeness of all documents submitted to us as originals; the conformity with original documents and completeness of all documents submitted to us as copies; and the correctness of all facts stated in the Prospectus;

5.2	that there is nothing in any documents of which we have not had sight which might affect the opinions expressed in this legal opinion;

5.3	that no provision of any agreement, mortgage, charge, trust deed or licence (excluding the Prospectus) to which the Company is a party or by which the Company is bound would be contravened by the issue of the Prospectus or the performance by the Company of its obligations as set out therein;

5.4	that no provisions of the laws of any jurisdiction outside the Isle of Man would be contravened by the issue of the Prospectus or the performance by the Company of its obligations as set out therein;

5.5	that, insofar as any obligation under the Prospectus falls to be performed in any jurisdiction outside the Isle of Man, its performance would not be unlawful by virtue of the laws of that jurisdiction;

5.6	that no laws (other than of the Isle of Man) which may apply with respect to the Prospectus or the transactions and matters contemplated thereby would be such as to affect any of the opinions stated herein;

5.7	that, as at the Search Date, the file maintained by the Registrar in relation to the Company accurately and completely recorded and reflected all resolutions passed and other actions or events in relation to the Company which give rise to an obligation on the part of the Company or any other party to deliver forms or documents to the Registrar;

5.8	that the resolutions set out in the Minutes were duly passed at a properly convened and held meeting of duly appointed directors of the Company at which all such directors declared their interests in the transaction or transactions under consideration as required by law and/or by the Company’s Articles of Association and that such resolutions have not been varied, amended or revoked and remain in full force and effect at the date of this legal opinion;

5.9	that each of the resolutions set out in the Notice (the “Resolutions”) was duly passed prior to the issue of the Prospectus and the New Shares at a properly convened and held meeting of duly registered members of the Company and that such Resolutions have not been and will not be varied, amended or revoked;

5.10	that the issue by the Company of the Prospectus will be in the best interests of the Company and that the Prospectus has been issued in good faith by the Company and for the purposes of carrying on its business;

5.11	that all filings, recordals, publications, notifications and registrations as are necessary to permit the issue of the Prospectus or for the purposes of protecting or preserving any rights, duties, obligations or interests or as may be required to permit the performance thereof by any person have been or will be made or obtained within the time permitted, or will have been made or obtained within the time permitted, in all jurisdictions other than the Isle of Man;

5.12	that all necessary consents or approvals of, and all necessary registrations or other action by or with, any regulatory authority or any other person or entity outside the Isle of Man have been or will be obtained, performed or taken in relation to the issue of the Prospectus;

5.13	that the Selling Shareholders are the absolute legal and beneficial owners free from encumbrances of the whole of the right, title and interest in and to the Sale Shares;

5.14	that there are no vitiating factors of which we are unaware, such as fraud, undue influence or duress, which might affect the opinions expressed in this letter; and

5.15	that the Prospectus contains all material information relating to the Offer, set out fairly and accurately, that the intended recipients would reasonably expect to be included therein in order to enable them to make an informed decision as to whether or not to accept the Offer and of which the directors were aware at the time of issue of the Prospectus, or of which they would have been aware had they made such enquiries as would have been reasonable in all the circumstances.

Opinions

6.	On the basis of the foregoing, and subject to any matters not disclosed to us, we are of the opinion that:

6.1	The Company is a limited company duly incorporated and validly existing under the laws of the Isle of Man and has full capacity, power and authority to issue the Prospectus.

6.2	The share capital of the Company available for issue is £[250,000,000] divided into [insert number] shares designated as either A Ordinary Shares or B Ordinary Shares. The maximum number of B Ordinary Shares which may be issued is [insert number} B Ordinary Shares.

6.3	The New Shares have been duly created and their issue and allotment in accordance with the Prospectus has been duly authorised; once issued in accordance with the relevant terms of the Prospectus, the New Shares will be fully paid and will not be subject to forfeiture.

6.3	The Sale Shares have been duly issued and allotted and are fully paid and not subject to forfeiture.

6.4	The statements contained in the section of the Prospectus entitled “Description of Share Capital”, insofar as these statements relate to the laws of the Isle of Man or matters governed by Isle of Man law (and to no other matters whatsoever) at the date of the Prospectus and at the time and date of delivery of this legal opinion, are accurate in all material respects.

This opinion is addressed to you for your own use and benefit and for the use of your legal advisers and may not be relied upon by any other person or for any other purpose other than in connection with the Offer and it is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Yours faithfully,

CAINS